Exhibit 15.1

May 13, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated April 20, 2004 on our review of the interim financial information of Visteon Corporation (the “Company”) for the three-month periods ended March 31, 2004 and 2003, and included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2004, is incorporated by reference in this Registration Statement on Form S-8 of the Company, and the prospectus related thereto, relating to securities to be offered under the Visteon Corporation 2004 Incentive Plan.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report should not be considered a part of such Registration Statement or prospectus prepared or certified by us within the meaning of Sections 7 or 11 of that Act.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP